Artisan Partners Asset Management Inc. Reports April 2023 Assets Under Management
Milwaukee, WI - May 9, 2023 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of April 30, 2023 totaled $138.4 billion. Artisan Funds and Artisan Global Funds accounted for $66.9 billion of total firm AUM, while separate accounts and other AUM1 accounted for $71.5 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of April 30, 2023 - ($ Millions)
Growth Team
Global Opportunities	$20,133
Global Discovery	1,434
U.S. Mid-Cap Growth	11,249
U.S. Small-Cap Growth	3,196
Global Equity Team
Global Equity	420
Non-U.S. Growth	13,806
Non-U.S. Small-Mid Growth	7,013
China Post-Venture	171
U.S. Value Team
Value Equity	3,658
U.S. Mid-Cap Value	2,834
Value Income	11
International Value Team
International Value	35,156
International Explorer	177
Global Value Team
Global Value	22,922
Select Equity	329
Sustainable Emerging Markets Team
Sustainable Emerging Markets	813
Credit Team
High Income	7,996
Credit Opportunities	167
Floating Rate	46
Developing World Team
Developing World	3,553
Antero Peak Group
Antero Peak	2,645
Antero Peak Hedge	589
EMsights Capital Group
Global Unconstrained	26
Emerging Markets Debt Opportunities	67
Emerging Markets Local Opportunities	11

Total Firm Assets Under Management ("AUM")	$138,422
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $56 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.